Exhibit 99.1

CubeSmart Announces Closing of the Storage West Acquisition

Malvern, PA – (Globe Newswire) – December 9, 2021 – CubeSmart (NYSE: CUBE) announced today that it has closed on the previously announced acquisition of LAACO, LTD., the owner of the Storage West self-storage platform. With this acquisition, CubeSmart has added 59 high-quality assets to its portfolio in the desirable western markets of Southern California (22), Phoenix (17), Las Vegas (13), and Houston (7). Two of the properties in Southern California are owned by separate joint ventures, of which CUBE now owns a 50% interest.

“We are excited to officially welcome the Storage West stores and the LAACO teammates to CubeSmart’s national platform. This accretive transaction represented a unique opportunity to expand our footprint across these rapidly growing top-40 MSAs,” commented Christopher P. Marr, President and Chief Executive Officer. “I’m proud of our team’s ability to execute on our strategic external growth objectives and look forward to successfully integrating these stores onto our platform.”

A presentation further detailing the strategic benefits of the transaction is available on the Investor Relations section of the Company’s website. The acquisition was funded using the net proceeds from a combination of capital raising transactions, including the Company’s recent offerings of 15,525,000 common shares, $550 million of unsecured senior notes due in 2028, and $500 million of unsecured senior notes due in 2032.

About the Company

CubeSmart is a self-administered and self-managed real estate investment trust. CubeSmart owns or manages 1,251 self-storage properties across the United States. According to the 2021 Self Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the U.S.

The Company’s mission is to simplify the organizational and logistical challenges created by the many life events and business needs of its customers through innovative solutions, unparalleled service, and genuine care. The Company's self-storage properties are designed to offer affordable, easily accessible, and, in most locations, climate-controlled storage space for residential and commercial customers.

For more information about business and personal storage or to learn more about the Company and find a nearby storage facility, visit www.cubesmart.com or call CubeSmart toll free at 800-800-1717.

Company Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700